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Atkore Inc. Acquires FRE Composites® Group

Harvey, Illinois, February 24, 2021/Business Wire/ -- Atkore Inc. (“Atkore”), today announced that it has acquired FRE Composites® Group, a leading manufacturer of fiberglass conduit solutions for the electrical, transportation, telecommunications and infrastructure markets (https://frecompositesinc.com).

“With several decades in the industry, FRE Composites has leading-edge products and a strong reputation for innovation,” commented John Pregenzer, President of Atkore’s Electrical business. He added, “This acquisition expands Atkore’s conduit product portfolio and enables us to serve customers better by offering more options to meet their various needs.”

FRE Composites manufactures fiberglass conduit systems that are lightweight, corrosion resistant and easy to install. The company offers its premier BreathSaver® product, which is the only conduit system listed to the UL 2196 2-Hour Fire Test for both vertical and horizontal installations, making it an ideal choice for numerous applications.

According to Benoit Arsenault, President-FRE Composites, “I am proud that our company will join the Atkore team, who has a similar focus on providing quality products and delivering value to the customer. We are excited to help support their mission in becoming the customer’s first choice.”
“Atkore’s focus on serving its customers with superior products and timely delivery is strengthened with the acquisition of FRE Composites. We remain a leader in the industry by providing the most complete product portfolio and meeting our commitment to building better together with our customers,” Pregenzer added.

FRE Composites is headquartered in Saint-André-d’Argenteuil near Montréal, Québec with an additional production facility in Pueblo, Colorado. With approximately 90 employees, it will continue operating at both locations.

Terms of the sale are undisclosed.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders, and communities are building better together – a future focused on serving the customer and powering and protecting the world.

With approximately 3,700 employees and 65 manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.

To learn more, please visit at www.atkore.com.